EXHIBIT 10.3
                                                     November 5, 1998
Ms. Debra S. Richman
2373 Broadway, Apt. 923
New York, New York 10024

Dear Ms. Richman:

         This will confirm the terms and conditions of your employment by CyBear, Inc. ("CyBear") which have been mutually agreed upon by you and CyBear.

         Commencing as of August 17, 1998 (the "Commencement Date"), you will serve as CyBear's Executive Vice President - Business Development. You will be employed for a two-year term (the "Initial Term") from the Commencement Date, subject to renewal by mutual agreement of the parties. Approximately ninety days prior to the expiration of the Initial Term, the parties will enter into discussions concerning a renewal of your employment. You will be based in an office to be located in New York or New Jersey, at CyBear's discretion. Any request that you relocate will be subject to the mutual agreement of the parties. If you agree to relocate, CyBear will reimburse you for your reasonable relocation costs.

         Your base compensation during the Initial Term will be at the annual rate of $160,000. In addition, you will be entitled to receive a Signing Bonus in the amount of $80,000 payable in eight quarterly installments of $10,000 each (less applicable withholding) on the last day of each three month period after the Commencement Date, during the Initial Term. You will also receive an auto allowance in the amount of $450.00 monthly.

         As a CyBear executive, you will be entitled to participate in our affiliated company's 401-K Plan (the "401-K Plan") (a copy of which has been or will be provided to you) and its group, medical, dental and life insurance plans, as well as a short-term disability plan. You will be entitled to three weeks of paid vacation each year. Your reasonable business expenses will be reimbursed.

STOCK OPTIONS

         In addition to the above, pursuant to CyBear's 1997 Stock Option Plan (the "Plan"), CyBear will immediately issue to you options to purchase (the "Stock Options") from CyBear an aggregate of 100,000 shares of CyBear's common stock at an exercise price of $3.00 per share. The Stock Options will, except as otherwise set out below, vest and become exercisable in two annual increments, as follows: Two increments of 37,500 shares each will vest and become exercisable, respectively, one year from the Commencement Date and two years from the Commencement Date, subject to the provisions set forth under "Termination of "Employment" below. In the event that your employment is renewed beyond the Initial Term, the remaining 25,000 shares of CyBear common stock at an exercise price of $3.00 per share will be issued to you and will vest and become exercisable at the end of the first calendar year of a renewal period. As set forth in the Plan, the Stock Options will be exercisable for a period of ten years from the date of vesting and, upon exercise, the shares purchased pursuant thereto will be registered and freely transferable.

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ADDITIONAL STOCK OPTIONS

         In addition to the Stock Options referred to above, during the discussions concerning a renewal of your employment, the parties will seek to reach mutual agreement on additional stock options to be issued during such renewal period.

TERMINATION OF EMPLOYMENT

         In the event of the termination of your employment by CyBear prior to the expiration of the Initial Term, where such termination is for "cause" as hereinafter defined or in the event of the termination of your employment by you prior to the expiration of the Initial Term, then CyBear's sole obligation to you shall be to pay to you all base salary and other accrued entitlements up to the date of such termination of employment. For purposes of this agreement, cause shall be defined as (a) your conviction (after trial or upon a plea) of any fraud, embezzlement, or other misappropriation; (b) your failure to perform any of your material duties, which failure is not cured within ten days after CyBear gives you written notice of such failure; (c) your representations under this agreement being not true and correct as of the date of this agreement; or
(d) your material breach of the provisions of the Confidentiality and Non-Competition Agreement you execute. For purposes of this agreement, your death or disability for a period of three consecutive months during the Initial Term shall be deemed to be "cause" under this agreement.

         In the event that your employment by CyBear is terminated by CyBear prior to the expiration of the Initial Term for any reason that does not constitute cause hereunder, you shall be entitled to receive (i) the balance of any unpaid base compensation for the remaining portion of the Initial Term, (ii) any remaining unpaid portion of the Signing Bonus, (iii) any accrued entitlements, including unused vacation and unreimbursed business expenses, and
(iv) the continued contribution to the monthly cost of any COBRA health insurance benefits you obtain for the balance of the Initial Term in an amount equal to 50% of CyBear's contribution to those health insurance benefits while you were an employee. In addition to the foregoing, in the event of such termination of employment by CyBear for other than cause, CyBear agrees to immediately vest such additional Stock Options, allowing you to purchase the shares from CyBear: (a) if such termination for other than cause occurs during the first year of the



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Initial Term, of $50,000 shares of CyBear's common stock at an exercise price of
$3.00 per share; and (b) if such termination for other than cause occurs during the second year of the Initial Term, of the balance of the stock for which the Stock Options have been granted, making a total of vested options to purchase an aggregate of 75,000 shares of CyBear's common stock at an exercise price of $3.00 per share.

NON-COMPETITION

         During the Initial Term and any subsequent renewal term, while employed by CyBear, you will be required to refrain from competing as described in Paragraph 6 of the Andrx Confidentiality and Non-Competition Agreement (the "Non-Compete Agreement"). In the event that you terminate your employment with CyBear during the Initial Term or any agreed renewal term, you will also be required to refrain from competing, as set for the in the Non-Compete Agreement, until the expiration of the Initial Term or any agreed upon renewal term. Similarly, in the event that CyBear terminates your employment, whether or not for a reason that constitutes cause hereunder, during the Initial Term or any agreed upon renewal term, you will be required to refrain from competing, as set forth the in the Non-Compete Agreement, until the expiration of the Initial Term or any agreed upon renewal term. If we do not reach agreement on a renewal of this Agreement, you will not be subject to the Non-Compete Agreement after the expiration of the Initial Term. In all events, you shall be required to adhere to the confidentiality and other provisions set forth in the Non-Compete Agreement. The provisions of this Paragraph shall, with respect to the applicable period during which you are required to refrain from competing, supersede the conflicting provisions of the Non-Compete Agreement.

ADVERSE CHANGE IN CONDITIONS

         An adverse change in your conditions of employment (an "Adverse Change") shall be deemed to occur if for reasons other than for cause (a) there is any material reduction of or change in your position or the duties assigned to you as Executive Vice President-Business Development and the responsibilities attendant upon such position; (b) there is any other material diminution in the status, working conditions and/or economic benefits to which you may at any time become entitled as an employee of CyBear; or (c) there has been a "change in control" of CyBear and your employment is terminated by the Company. For purposes of this agreement, a change in control shall be deemed to have occurred in the event that there is, whether by merger, an acquisition of CyBear by any party other than Andrx, or otherwise, a change in the party controlling the management and policies of CyBear. In the event of an Adverse Change, you may elect, by written notice to CyBear, to treat such Adverse Change as a termination of your employment by CyBear for other than cause.


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REPRESENTATION

         By your execution of this agreement, you are confirming your representation to CyBear that you're acceptance of a position with CyBear and the performance of your duties will not violate the terms of any non-compete, non-disclosure or other agreements to which you are a party.

NOTICES

         All notices under this agreement shall be in writing and shall be given by certified mail, overnight courier, or by hand delivery at the appropriate address below or at a substitute address designated by written notice to the other parties to the agreement:

         if to you, at:                     2373 Broadway, Apt. 923
                                            New York, NY  10024

         with a copy to:                    Merril A. Mironer, Esq.
                                            Rosenman & Colin LLP
                                            575 Madison Avenue
                                            New York, NY  10022-2585

         if to CyBear or Andrx:             4001 SW 47th Avenue
                                            Ft. Lauderdale, FL  33314
                                            Attn:  President

         with a copy to:                    Scott Lodin, Esq. V.P. and
                                             General Counsel
                                            4001 SW 47th Avenue
                                            Ft. Lauderdale, FL  33314

MISCELLANEOUS

         This agreement supersedes all previous agreements and understandings among the parties hereto and contains the entire understanding of the parties relating to is subject matter. It may not be modified or terminated except by a written agreement signed by all of the parties hereto. This agreement has been entered into in the State of Florida and the validity, interpretation and legal effect of this agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and performed entirely within the State of Florida.

         We acknowledge that you, CyBear and Value Options, Inc. will be participating in a joint business venture that is separate from, and not related to, your employment by CyBear as described in this letter. From time to time, we understand that you will be undertaking various consulting assignments for other

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companies, where such companies are not engaged in any business that is competitive with CyBear. So long as such assignments do not detract from the performance of your responsibilities for CyBear, we have no objection to you undertaking any new consulting assignments, Provided that CyBear agrees that such business relationships are not competitive with the business of CyBear. Attached hereto as Schedule B is a list of your current consulting arrangements. CyBear hereby consent to such existing consulting arrangements.

         If the above accurately reflects our agreement, please so indicate by signing a copy of this agreement where indicated below and returning the signed copy to me by either fax (at 954-792-1034) or by mail.

                                  CYBEAR, INC.

                                  By: /s/ EDWARD GOLDMAN
                                     ----------------------------
                                         Edward Goldman, MD
                                         Chief Executive Officer

                                  ANDRX CORPORATION

                                  By: /s/ ALAN P. COHEN
                                     ----------------------------
                                          Alan P. Cohen
                                          Chairman and CEO

Agreed to and accepted on
this 24th day of November, 1998

/s/ DEBRA S. RICHMAN
------------------------------
         DEBRA S. RICHMAN